UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2016

TD Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-35509	82-0543156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 South 108th Avenue Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 331-7856

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Marvin W. Adams, the chief operating officer of TD Ameritrade Holding Corporation, has resigned, effective December 1, 2016. Until December 1, 2016, Mr. Adams will serve as a special advisor to Tim Hockey. TD Ameritrade has reorganized its reporting structure by eliminating the position of chief operating officer.

In connection with his resignation and in accordance with the terms of his restricted stock unit (“RSU”) award agreements as previously granted, which have a current market value of approximately $7.5 million, Mr. Adams will be entitled to receive accelerated vesting of all unvested RSUs on December 1, 2016. He will also receive continued payment of monthly rental allowance until April 2017 and continued health benefits pursuant to COBRA continuation coverage for Mr. Adams and any eligible dependents, with TD Ameritrade paying the employer portion of any premiums for continued health benefits under any group medical or dental plan until six months following his resignation.

TD Ameritrade and Mr. Adams will enter into customary agreements covering non-competition, non-solicitation, mutual non-disparagement and confidentiality, as well as a standard release in favor of TD Ameritrade.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

99.1	Press Release dated August 2, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION

Date: August 2, 2016	By:	/s/ Ellen L.S. Koplow
		Name: Title:	Ellen L.S. Koplow Executive Vice President, General Counsel